EXHIBIT 23.0

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the following registration statements of Ramco-Gershenson Properties Trust of our report dated March 5, 2004 (which report expresses an unqualified opinion and includes an explanatory paragraph relating to changes in the methods of accounting for the impairment or disposal of long-lived assets in 2002 and derivative instruments and hedging activities in 2001), appearing in the Annual Report on Form 10-K of Ramco-Gersenson Properties Trust for the year ended December 31, 2003:

Registration
Statement
Form	Number

Form S-3	333-99345
Form S-8	333-66409
Form S-8	333-42509

/s/ Deloitte & Touche LLP

Detroit, Michigan

November 8, 2004